                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                         [X]
Filed by a Party other than the Registrant              [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Wild Oats Markets, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

                            Wild Oats Markets, Inc.
                                 1645 Broadway
                               Boulder, CO 80302

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 1, 1997

TO THE STOCKHOLDERS OF WILD OATS MARKETS, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Wild Oats Markets, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 1, 1997 at 2:00 p.m. local time at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado for the following purposes:

1. To elect three directors to hold office until the Annual Meeting of Stockholders in the year 2000.

2. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending December 27, 1997.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 4, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                              By Order of the Board of Directors


                              /s/ Elizabeth C. Cook
                              Elizabeth C. Cook
                              Secretary

Boulder, Colorado
March 28, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INVESTORS MAY REQUEST ADDITIONAL INFORMATION REGARDING WILD OATS MARKETS, INC., INCLUDING A COPY OF THE FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, FREE OF CHARGE. PLEASE ADDRESS YOUR REQUEST TO: INVESTOR RELATIONS, WILD OATS MARKETS, INC., 1645 BROADWAY, BOULDER, COLORADO 80302.

                            WILD OATS MARKETS, INC.
                                 1645 BROADWAY
                               BOULDER, CO 80302

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Wild Oats Markets, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 1, 1997 at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Boulder Public Library Auditorium, 1000 Canyon Boulevard, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about April 1, 1997, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights And Outstanding Shares

     Only holders of record of Common Stock at the close of business on March 4, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 4, 1997 the Company had outstanding and entitled to vote 6,883,683 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability Of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Wild Oats Markets, Inc., 1645 Broadway, Boulder, Colorado 80302, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     The Company intends to holds its 1998 Annual Meeting on or around April 30, 1998. Thus, proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 2, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of ten members and one seat is currently vacant, and the Company is searching for a qualified nominee to that seat. The Board by resolution reduced the number of members of the Board to nine, effective as of the first meeting of the Board of Directors following the Company's Annual Meeting of Stockholders. One director has resigned, effective as of the Annual Meeting of Stockholders. There are four directors in the class whose term of office expires in 1997, one of whom is not seeking reelection. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three Year Term Expiring at the 2000 Annual Meeting

     The names of the nominees and certain information about them are set forth below:

                                    Principal Occupation/
            Name             Age    Position Held with the Company
Michael C. Gilliland.......  38     Chief Executive Officer and Director
Peter D. Behrendt..........  58     Chairman of the Board of Exabyte Corporation
David M. Chamberlain (1)...  53     Chairman of the Board of Genesco, Inc.

--------------
(1)  Member of the Compensation Committee

     Michael C. Gilliland co-founded the Company and has been the Chief Executive Officer and a Director of the Company since its inception in July 1987. Mr. Gilliland also served as its President and Chairman of the Board from inception until July 1996. Prior to forming the Company in 1987, Mr. Gilliland was involved in several entrepreneurial ventures.

     Peter D. Behrendt has been a Director of the Company since July 1994. Mr. Behrendt joined Exabyte Corporation, a tape storage company, in July 1987, and has held the positions of President and Chief Executive Officer. Mr. Behrendt currently is Chairman of the Board of Exabyte. Prior to joining Exabyte, Mr. Behrendt spent 26 years with IBM Corporation, most recently as Director of Quality and

Product Assurance, Information Systems and Communications Products Group. Mr. Behrendt serves on the Board of Directors of Western Digital Corporation and InFocus Systems.

     David M. Chamberlain has been the Vice Chairman of the Board of the Company since July 1996 and a Director of the Company since July 1994. Mr. Chamberlain has held the positions of President and CEO of Genesco, Inc., a shoe wholesaler/retailer company, and is currently its Chairman of the Board. From May 1994 to October 1994, Mr. Chamberlain was a principal of Consumer Focus Partners, a private investment firm. Prior to that, from October 1983 until May 1993, he was with Shaklee Corp., a nutritional products company, serving as President and Chief Executive Officer from December 1985 to May 1992 and as Chairman thereafter. From 1969 to 1983, Mr. Chamberlain held various general management and marketing positions with Nabisco Brands, Inc. and the Quaker Oats Company.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

         Directors Continuing in Office until the 1998 Annual Meeting

     John A. Shields has been Chairman of the Board of the Company since July 1996. Mr. Shields was a member of the Board of Directors of Alfalfa's, Inc. from June 1995 to July 1996. He has been Chairman of the Board and Chief Executive Officer of Delray Farms Markets, a chain of produce, meat and deli markets, since January 1994. From 1983 until 1993, Mr. Shields was President and Chief Executive Officer of First National Supermarkets. He is currently a director of DIY Home Warehouse, Inc., Homeland Stores, Inc. and Shore Bank and Trust Company.

     M. Laird Koldyke has been a Director of the Company since July 1996. Mr. Koldyke was a Director of Alfalfa's from January 1995 until July 1996. Mr. Koldyke has been with Frontenac Company, the general partner of Frontenac VI Limited Partnership ("Frontenac"), a private equity firm since 1988, serving as an associate from July 1988 until December 1992 and a general partner since January 1993. He serves as a director of Einstein/Noah Bagel Corp.

     There is one vacant seat in this class of directors for which the Company continues to search for a qualified nominee. The seat may be filled by a vote of a majority of the Board of Directors.

         Directors Continuing in Office until the 1999 Annual Meeting

     Elizabeth C. Cook co-founded the Company and has been Vice President, General Counsel, Secretary and Director of the Company since its inception in July 1987. Prior to that, from 1983 to 1987, Ms. Cook was tax counsel on staff with the Atlantic Richfield Company.

     David L. Ferguson has been a Director of the Company since November 1994 and has been a general partner of Chase Capital Partners (the general partner of Chase Venture Capital Associates, L.P., "Chase") since 1989. Prior to joining Chase Capital Partners, he was a member of the mergers and acquisitions groups of Prudential Securities, Inc. from 1987 to 1989 and Bankers Trust New York Corporation from 1985 to 1987. Mr. Ferguson currently serves as a director of Thompson PBE, Inc. and Guitar Center, Inc.

     James B. McElwee has been a Director of the Company since July 1993. Since November 1992, Mr. McElwee has been a general partner of Weston Presidio Capital (the general partner of Weston Presidio Offshore Capital C.V., "Weston"). From July 1979 until November 1992, he was Senior Vice President and a Managing Director of the Security Pacific Venture Capital Group.

Board Committees And Meetings

     During the fiscal year ended December 28, 1996 the Board of Directors held seven meetings (including one telephonic meeting). The Board has an Audit Committee, a Compensation Committee, and a Real Estate Committee. The Audit Committee held two meetings and the Compensation Committee held four meetings during the fiscal year ended December 28, 1996.

     The Audit Committee consists of David L. Ferguson and James B. McElwee. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent certified public accountants and reviews the Company's balance sheet, statement of operations and statement of cash flows for each quarterly period.

     The Compensation Committee consists of David M. Chamberlain, Barney M. Feinblum, David L. Ferguson, M. Laird Koldyke and James B. McElwee. The Compensation Committee administers the Company's compensation program and makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company.

     During the fiscal year ended December 28, 1996, all directors except Peter Behrendt attended at least 75% of the meetings of the Board held during the period for which they were a director.

                                  Proposal 2

             Ratification Of Selection Of Independent Accountants

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 27, 1997 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1991. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

                             Security Ownership Of
                   Certain Beneficial Owners And Management

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 4, 1997 by: (i) each nominee for director; (ii) the executive officers named in the Summary Compensation Table;
(iii) each director; (iv) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                   Number
                                                  of Shares           Percent
                                                Beneficially        Beneficially
Name of Beneficial Owner                          Owned (1)           Owned (2)
------------------------                       --------------      --------------
Michael C. Gilliland (3)......................     1,501,558           21.8
Wild Oats Markets, Inc.
1645 Broadway
Boulder, CO  80302

Elizabeth C. Cook (4).........................     1,501,558           21.8
Wild Oats Markets, Inc.
1645 Broadway
Boulder, CO  80302

Chase Capital Partners (5)....................     1,247,086           18.1
380 Madison Avenue, 12th Floor
New York, NY  10017

Weston Presidio Offshore Capital C.V. (6).....       537,392            7.8
343 Sansome Street, Suite 1210
San Francisco, CA  94104-1316

Mark R. Clapp.................................       464,853            6.8
2147 Kincaid
Boulder, CO  80304

Frontenac VI Limited Partnership (7)..........       420,691            6.1
135 South LaSalle, Suite 3800
 Chicago, IL  60603

S.M. Hassan (8)...............................       116,292            1.7

John A. Shields (9)...........................        39,333            *

David M. Chamberlain (10).....................        14,713            *

Peter D. Behrendt (11)........................        12,175            *

Barnet M. Feinblum (12).......................        35,842            *

David L. Ferguson (5).........................     1,247,086           18.1

M. Laird Koldyke (7)..........................       420,691            6.1

James B. McElwee (6)..........................       537,392            7.8

Mary Beth Lewis (13)..........................        11,438            *

All executive officers and directors
as a group (12 persons) (14)..................     4,401,019           63.9

-----------------
*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 4, 1997, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

     Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 6,883,683 shares of Common Stock outstanding.

(3) Consists of 494,846 shares held by Mr. Gilliland, 494,846 shares held by Elizabeth C. Cook, Mr. Gilliland's spouse, 2,000 shares held jointly by Mr. Gilliland and Ms. Cook, 6,860 shares held by the Ian Patrick Gilliland 1993 Trust, 496,146 shares held by the Gilliland/Cook Family Investments, L.P. and 6,860 shares held by the Stella Elizabeth Gilliland 1993 Trust. Mr. Gilliland disclaims beneficial ownership to the 509,866 shares held by the trusts.

(4)  Consists of 494,846 shares held by Ms. Cook, 494,846 shares held by Michael
     C. Gilliland, Ms. Cook's spouse, 2,000 shares held jointly by Ms. Cook and Mr. Gilliland, 6,860 shares held by the Ian Patrick Gilliland 1993 Trust, 496,146 shares held by the Gilliland/Cook Family Investments, L.P. and 6,860 shares held by the Stella Elizabeth Gilliland 1993 Trust. Ms. Cook disclaims beneficial ownership of the 509,866 shares held by the trusts.

(5) Consists of 1,247,086 shares held of record by Chase Venture Capital Associates, L.P., a California limited partner ("CVCA"). The general partner of CVCA is Chase Capital Partners, a New York general partner ("CCP"), of which Mr. Ferguson is one of several general partners. Mr. Ferguson disclaims beneficial ownership of the shares owned by CVCA except to the extent of his pecuniary interests therein arising from his general partnership interest therein. The amount in the table excludes an aggregate of 107,322 shares over which CVCA holds a proxy but which are owned of record and beneficially by a separate partnership and limited liability company; CVCA has no pecuniary interest in, or dispositive authority over such shares and disclaims any beneficial interest therein.

(6) Consists of 534,714 shares and 2,678 shares issuable upon the exercise of warrants held by Weston. Mr. McElwee is a general partner of Weston Presidio Capital, the general partner of Weston. Mr. McElwee disclaims beneficial ownership of the shares held by Weston except to the extent of his pecuniary interest therein arising from his general partnership interest therein.

(7) Consists of 420,691 shares held by Frontenac. Mr. Koldyke is a general partner of Frontenac Company, the general partner of Frontenac. Mr. Koldyke disclaims beneficial ownership of the shares held by Frontenac except to the extent of his pecuniary interest therein arising from his general partnership interest therein.

(8) Consists of 103,970 shares and 12,322 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997 held by Mr. Hassan.

(9) Consists of 30,530 shares and 8,802 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997 held by Mr. Shields.

(10) Consists of 7,619 shares and 7,600 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997 held by Mr. Chamberlain.

(11) Consists of 5,081 shares and 7,600 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997 held by Mr. Behrendt.

(12) Consists of 27,040 shares and 8,802 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997 held by Mr. Feinblum.

(13) Consists of 11,438 shares subject to stock options exercisable within sixty
     (60) days of March 4, 1997.

(14) Includes shares included pursuant to Notes 3 through 13, and includes 400 shares held by James Lee, President of the Company, 2,678 shares of Common Stock issuable upon the exercise of warrants and 47,762 shares subject to stock options that are exercisable within sixty (60) days of March 4, 1997.

Compliance With Section 16(A) Of The Securities Exchange Act Of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. All such reports required to be filed during the fiscal year ended December 28, 1996, were timely filed other than the filing of the initial Form 3 and one Form 4 regarding the purchase of stock by James W. Lee, President and Chief Operating Officer of the Company.

                             Executive Compensation

                                   Management

Executive Officers

     The following table sets forth certain information concerning the Executive Officers of the Company as of March 28, 1997:


           Name             Age                    Position
           ----             ---                    --------
Michael C. Gilliland (1)     38  Chief Executive Officer
James W. Lee                 46  President and Chief Operating Officer
Elizabeth C. Cook (1)        37  Vice President, General Counsel and Secretary
Mary Beth Lewis              39  Treasurer and Chief Financial Officer

--------------
(1) Mr. Gilliland and Ms. Cook are husband and wife. See "Proposal 1 - Election of Directors" for the biographies of Mr. Gilliland and Ms. Cook.

     James W. Lee joined the Company as its Chief Operating Officer in September 1996, and was appointed as President in February 1997. Mr. Lee was Group Vice President, Store Operations (Central Division of Ralphs Grocery Company ("Ralphs") from February 1993 to September 1996. He was also Group Vice President, Store Operations (Southern Division from February 1991 to January 1993 and Vice President, Store Operations (Northern Division from February 1988 to January 1991 with Ralphs.

     Mary Beth Lewis has been Chief Financial Officer and Treasurer of the Company since September 1992. From August 1986 until August 1992, Ms. Lewis was with Price Waterhouse LLP. Ms. Lewis is a Certified Public Accountant.

Compensation Of Directors

     Each of the Company's non-employee directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each regular or special meeting of the Board of Directors. John A. Shields, Chairman of the Board, receives $1,000 per month through July 1997, as additional compensation for his participation on the Board. In addition, in 1996 Mr. Shields, Mr. Feinblum and Mr. Chamberlain received grants of options exercisable for 8,935, 1,334 and 4,054 shares, respectively, of the Company's common stock under the Company's 1996 Equity Incentive Plan for their participation on the Board.

Compensation Of Executive Officers

     The following table sets forth, for the fiscal year ended December 28, 1996, certain compensation, including salary, bonuses, stock options and certain other compensation, awarded or paid to, or earned by, the Company's Chief Executive Officer and its two other most highly compensated executive officers whose total compensation exceeded $100,000 at December 28 1996 (the "Named Executive Officers").

                           Summary Compensation Table

                                           Annual Compensation
                                           -------------------
                                                                    All Other
                                           Salary       Bonus     Compensation
Name and Principal Position        Year      ($)         ($)           ($)
---------------------------        ----    ------       -----         -----
Michael C. Gilliland               1996    $151,922       --         $5,256 (1)
  Chief Executive                  1995     148,936       --          6,132 (1)
  Officer


Elizabeth C. Cook                  1996     152,922       --          5,256 (2)
  Vice President and               1995     144,631       --          7,343 (2)
  Secretary

Mary Beth Lewis                    1996     106,431       --            979 (3)
  Treasurer and Chief              1995      90,174     $15,000          --
  Financial Officer

----------------
(1) Other compensation for Mr. Gilliland included: $1,496 in the form of health insurance premiums in each of 1995 and 1996, $864 in the form of car loan payments in 1995, and $3,772 and $3,760, respectively, in the form of matching contributions to Mr. Gilliland's account under the Company's 401(k) plan in each of 1995 and 1996.

(2) Other compensation for Ms. Cook included: $1,496 in the form of health insurance premiums in each of 1995 and 1996, $2,231 in the form of car loan payments in 1995, and $3,616 in each of 1995 and 1996 in the form of matching contributions to Ms. Cook's account under the Company's 401(k) plan.

(3) Other compensation for Ms. Lewis included: $979 in the form of a matching contribution to Ms. Lewis' account under the Company's 401(k) plan in 1996.

                             Option Grants in 1996

     The following table sets forth for the Named Executive Officers certain information regarding options granted for the year ended December 28, 1996:

                                                                                                         Potential Realizable
                                                 Percent of                                                    Value at
                                                   Total                                                     Assumed Annual
                                Number of       Total Options                                            Rates of Stock price
                                Securities       Granted to                                                   Appreciation
                                Underlying        Employees                                                For Option Term (2)
                             Options Granted        in               Exercise Price                    ----------------------------
Name                               (#)           1996 (%)(1)            ($/Share)     Expiration Date        5% ($)     10% ($)
----                         ---------------    --------------       --------------   ---------------  ----------------------------

Michael C. Gilliland                   26,603              7.4%                16.71        6/30/2006        724,133       1,152,974

Elizabeth C. Cook                        ---               ---                  ---            ---               ---             ---

Mary Beth Lewis                        12,415              3.5%                16.71        6/30/2006        337,936         538,066


-----------------
(1) Based on 359,652 options granted in 1996.
(2) The potential realizable value is based on the term of the option at its time of grant (10 years in the case of these options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

         Aggregate Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

         The following table sets forth for the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 28, 1996 and the fiscal year-end number and value of unexercised options:

                                                                                                          Value of
                                                                       Number of                         Unexercised
                                                                      Unexercised                       In-the-Money
                                                                       Options at                        Options at
                                                                       December 28,                     December 28,
                           Shares              Value                     1996                             1996 ($)
                          Acquired          Realized ($)              Exercisable/                      Exercisable/
Name                    on Exercise (#)         (1)                  Unexercisable                    Unexercisable (2)
----                    ---------------     ------------             --------------                   -----------------

Michael C. Gilliland          ---               ---                     0/26,603                           $0/$60,921
Elizabeth C. Cook             ---               ---                        ---                                 ---
Mary Beth Lewis               ---               ---                   11,438/16,052                      $117,931/$53,120

---------------
(1) Based on the fair market value of the Common Stock as of the exercise date as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.
(2) Based on the fair market value of the Common Stock as of December 28, 1996 as reported on the Nasdaq National Market, minus the exercise price, multiplied by the number of shares underlying the option.

                             Employment Agreements

     The Company entered into employment agreements with Mr. Gilliland, Mr. S.M. Hassan and Ms. Cook (each an "Executive") on July 12, 1996 (the Employment Agreements"). The Employment Agreements provide that each Executive will be entitled to: (i) receive a base salary of $150,000, subject to increase as determined by the Compensation Committee; (ii) participate in a cash bonus and stock option program, with terms and related performance criteria to be determined by the Compensation Committee; (iii) participate in any other employee benefit programs for which the Company's senior executives are eligible; and (iv) receive four weeks of paid vacation per year. The Employment Agreements with Mr. Gilliland and Mr. Hassan each have a two year term and the Employment Agreement with Ms. Cook has a one year term, both subject to automatic one year renewal periods, unless terminated: (i) by reason of the Executive's death or disability; (ii) with or without cause, as defined in the Employment Agreements and as determined by the Company's Board of Directors; or
(iii) by the Executive's written resignation. Upon termination of their respective Employment Agreements, for any reason during the initial term, and by the Company without cause or by the Executive for a material breach by the Company during any subsequent renewal period, Messrs. Gilliland and Hassan will each be entitled to receive his then effective annual base salary rate and health insurance benefits for three years and Ms. Cook will be entitled to receive her then effective annual base salary rate and health insurance benefits for one year. Each Employment Agreement also contains a non-compete provision which prohibits the Executive from rendering services to any supermarket, food store or retailer of health and beauty aids located within ten miles of a Company store or soliciting any of the Company's employees to leave the Company during the term of the agreement or after the agreement is terminated, for three years in the case of Messrs. Gilliland and Hassan and for two years in the case of Ms. Cook. In January 1997, Mr. Hassan gave the Company notice of his resignation as President of the Company effective in February 1997, although Mr. Hassan will continue as an employee of the Company through May 2, 1997. Upon termination of his employment Mr. Hassan will be entitled to receive the severance benefits granted under his Employment Agreement, as outlined above.

     The Company entered into an employment agreement with Mr. Lee on October 1, 1996. Mr. Lee's employment agreement provides for (i) base salary of $225,000, subject to increase as determined by the Company's Board of Directors; (ii) a car to be provided by the Company, including reimbursement for related automobile expenses; (iii) an annual bonus of up to 50% of his base salary, based on the Company achieving certain earnings targets; (iv) the Company to pay all expenses related to medical and dental insurance coverage; and (v) four weeks paid vacation per year. Mr. Lee's employment agreement has a one year term and is subject to extension by the Company for an additional year. Mr. Lee's employment is subject to termination upon (i) his death or permanent disability; (ii) his voluntary resignation; (iii) his discharge for cause; or
(iv) 30 days after written notice by the Company. If the Company elects to terminate Mr. Lee's employment without cause during the term of the agreement, it will be obligated to pay him one year's salary. Mr. Lee's employment agreement also includes non-competition and confidentiality obligations.

                     Report of the Compensation Committee
                           of the Board of Directors

     Until 1996, the Board of Directors (the "Board") of the Company was responsible for establishing the Company's compensation programs for all executive officers. Beginning in 1996, the Board delegated to the Compensation Committee (the "Committee") of the Board the authority to establish and administer the Company's compensation programs. The Committee is currently composed of five non-employee directors: Messrs. Chamberlain, Feinblum, Ferguson, Koldyke and McElwee. The Committee is responsible for setting and administering the policies which govern executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer (the "CEO") and the other executive officers of the Company, based upon a mix of the achievement of corporate goals, individual performance and comparisons with other independent grocer and other retail companies.

     The policies of the Company with respect to compensation of executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options, to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets. In general for 1996, the salaries, Company growth and stock option awards of executive officers were linked to the Company's achievement of corporate performance criteria with respect to public company matters and Company growth. No bonuses were awarded in 1996. In 1996, base salary was supplemented by awards under the Company's stock option plan, designed to provide long-term incentives to all employees of the Company. Stock option awards were set at or below the mid-range compared to the companies included in the industry surveys considered by the Committee.
Each of these components is discussed in turn below.

Base Salary

     Base salaries for all executive officers of the Company were established at or below the mid-point of the range for companies included in the compensation surveys considered by the Committee. In establishing such salaries, the Committee also considers each officer's level of industry experience, individual achievement and overall contribution to the achievement of corporate objectives.

Bonuses

     No bonuses were paid to executive officers in 1996. The Company currently has no established criteria for executive bonus awards, other than as specified in the Employment Agreements. The Company has implemented a bonus plan in 1997 pursuant to which staff in the Company's corporate headquarters (which may include certain of the executive officers who do not have bonus arrangements as set forth in Employment Agreements) may receive a bonus if the Company's overall projections for 1997 and succeeding years are met. Under the terms of this plan, a certain percentage of the corporate headquarters' aggregate payroll will be set aside for distribution to staff members in proportions based upon evaluations by their supervisors.

Option Plan

     The option plan offered by the Company has been established to provide all executive officers of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Periodic grants of stock options are generally made to all eligible employees. Subsequent to the adoption of the Company's 1996 Equity Incentive Plan, these grants have been reviewed by the Board on an annual basis. As the base salaries for executive officers of the Company historically have been below the mid-point of the range for comparable companies, the Company has used stock options as the primary incentive to attract and retain its executive officers. In awarding stock options, the Board considers individual performance and overall contribution to the Company and also considers the number of unvested stock options held by the officer and the total number of stock options available to be awarded under the stock option plans. The Committee also considers the stock option practices of a self-selected group of other independent grocer and other retail companies. After considering the criteria relating to awarding stock options, the Board determined that three executive officers would receive option grants in the year ended December 28, 1996. Stock options granted under the stock option plans generally have a five-year vesting schedule and generally expire ten years from the date of grant. The exercise price of options granted under the stock option plans was 100% of fair market value of the underlying stock on the date of grant for all officers who were granted options during 1996.

CEO Compensation

     Mr. Gilliland's base salary and grants of stock options were determined in accordance with the criteria described above and set forth in the employment agreement between Mr. Gilliland and the Company. The base salary of Mr. Gilliland was set at an annual rate of $150,000 commencing July 12, 1996, which represented an increase from his base salary of $148,936 in 1995. In setting such salary level, the Committee considered appropriate salary surveys for the chief executive officers of independent grocers and other retail companies. Mr. Gilliland's salary was set below the mid-point of the range for such companies, reflecting the Company's size and stage of development in relation to such companies and the Committee's desire to conserve the Company's financial resources. The Compensation Committee determined that Mr. Gilliland met all performance objectives set for 1996.

Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit, including an exemption for compensation plans, arrangements and binding contracts in existence prior to the time the Company became a "publicly held corporation" within the meaning of the Code. As a result, the Board believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officers in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Board has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Board intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

                             COMPENSATION COMMITTEE

                              David M. Chamberlain
                               Barnet M. Feinblum
                               David L. Ferguson
                                M. Laird Koldyke
                                James B. McElwee

          Compensation Committee Interlocks and  Insider Participation

     Messrs. Chamberlain, Feinblum, Ferguson, Koldyke and McElwee currently serve as members of the Compensation Committee. Mr. Feinblum is not seeking reelection upon the expiration of his term as director on May 1, 1997. Mr. Ferguson is a general partner of Chase Capital Partners. Mr. McElwee is a general partner of Weston Presidio Capital. See "Certain Transactions" for a description of certain transactions involving these entities. Compensation of Messrs. Behrendt, Chamberlain, Feinblum, Ferguson and McElwee is determined by the entire Board of Directors with a view to attracting and retaining talented individuals to serve as directors.

                               Performance Chart

          The following graph sets forth the stock price performance of the Company's common stock for the period beginning October 23, 1996, the date of the Company's initial public offering, and ending December 31, 1996, as contrasted with the NASDAQ Stock Market-US Index and the S&P Retail (Food Chains) Index. The graph assumes $100 was invested at the beginning of the period and any dividends paid during the period were reinvested.

                COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
        AMONG WILD OATS MARKETS, INC., THE NASDAQ STOCK MARKET-US INDEX
                   AND THE S & P RETAIL (FOOD CHAINS) INDEX

                  WILD OATS                NASDAQ STOCK        S & P RETAIL
                MARKETS, INC.               MARKET-US          (FOOD CHAINS)
                ----------------------------------------------------------------

10/23/96         100.00                     100.00              100.00

12/31/96          74.00                     105.00               95.00

                              Certain Transactions

     In July 1996, the Company sold 876,016 shares of its Series E Preferred Stock, par value $.001 (the "Series E Financing") to a group of investors, including 797,341 shares to Chase and 60,067 shares to Weston, at a price per share of $18.81. David L. Ferguson, a general partner of Chase, and James B. McElwee, a general partner of Weston, are both directors of the Company.

     In July 1996, in connection with the acquisition of Alfalfa's, Inc., Frontenac received 12,355 shares of the Company's Common Stock and 408,336 shares of the Company's Series D Preferred Stock, par value $.001, in exchange for certain shares of Alfalfa's which Frontenac had previously purchased. M. Laird Koldyke, a director of the Company, is also a general partner of Frontenac Company, which is the general partner of Frontenac.

     In connection with the acquisition of Alfalfa's and the Series E Financing, the Company entered into the Stockholders Agreement dated July 12, 1996 by and among the Company and certain investors (the "Stockholder Agreement"), as amended effective October 22, 1996, and a Registration Rights Agreement dated as of July 12, 1996 by and among the Company and certain investors (the "Registration Rights Agreement"). The Stockholders Agreement provides, among other things, that until October 2000 or such time at which Chase fails to hold at least 4% of the outstanding shares of common stock, the holders of 3,776,726 shares of Common Stock shall be obligated to vote their shares in favor of a nominee of Chase to be elected to the Company's Board of Directors and each committee thereof, including the Audit and Compensation Committees and shall vote to elect the nominee of Weston to the Audit and Compensation Committees.

     The Registration Rights Agreement provides that the holders of 4,425,319 outstanding shares of Common Stock (the "Registrable Securities") will have the right after April 22, 1997 to require the Company to file up to two registration statements per formerly outstanding series of preferred stock, subject to underwriter cutback. Once the Company becomes eligible to file a registration statement on Form S-3, upon the request of certain holders of Registrable Securities, the Company will be obligated to file a registration statement on Form S-3 covering such Registrable Securities as requested to be included by the holders of such securities. The Company is obligated to pay the expenses associated with the registration of the Registrable Securities pursuant to the Registration Rights Agreement.

     Messrs. Gilliland and Clapp and Ms. Cook own Pretty Good Groceries, Inc., a Colorado company ("PGG"), which operates two grocery stores in Boulder, Colorado. The Company provides certain accounting, legal and administrative services to PGG for a monthly fee of $400. PGG also purchases certain items through the Company's volume discount programs with its distributors, for which PGG pays the Company the cost of such items on a monthly basis. The Company does not receive any profit from the purchase of such items by PGG.

     Mr. Gilliland and Ms. Cook have employment agreements with the Company. See "Management -- Employment Agreements."

     The Company purchases Horizon Organic Dairy, Inc. organic dairy products from various distributors. Mr. Feinblum is the President and Chief Executive Officer of Horizon Organic Dairy, Inc.

                                 Other Matters

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                              By Order of the Board of Directors


                              /s/Elizabeth C. Cook
                              Elizabeth C. Cook
                              Secretary

March 28, 1997

PROXY
                            WILD OATS MARKETS, INC.
                                  COMMON STOCK

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Michael C. Gilliland and John A. Shields, or either one of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the "Annual Meeting") of Stockholders of Wild Oats Markets, Inc. (the "Company") to be held on May 1, 1997 and at any adjournments or postponements thereof, and to vote thereat all the shares of Common Stock of the Company held of record by the undersigned at the close of business on March 4, 1997 with all the power that the undersigned would possess if personally present, as designated on the reverse side.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE LISTED NOMINEES AND APPROVAL OF PROPOSAL 2. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS RECOMMENDATIONS.

  THIS PROXY REVOKES ALL PROXIES WITH RESPECT TO THE ANNUAL MEETING AND MAY BE REVOKED PRIOR TO EXERCISE. RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT RELATING TO THE ANNUAL MEETING IS HEREBY ACKNOWLEDGED.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                                              PLEASE MARK YOUR VOTES AS THIS [X]

  THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

  1. ELECTION OF DIRECTORS

 FOR ALL     WITHHOLD      NOMINEES: MICHAEL C. GILLILAND, PETER D. BEHRENDT,
NOMINEES    AUTHORITY      AND DAVID M. CHAMBERLAIN
 LISTED    TO VOTE FOR
 TO THE        ALL         (Instructions: To withhold authority for any
  RIGHT      NOMINEES      individual nominee, strike a line through the
   [_]      LISTED TO      nominees name listed above.)
            THE RIGHT
               [_]


  In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  2. RATIFICATION OF THE SELECTION OF ACCOUNTANTS: Approval of the appointment of Price Waterhouse, LLP as Independent Public Accountants to audit the financial statements of the Company for the fiscal year ending December 27, 1997.

                  FOR       AGAINST       ABSTAIN
                  [_]         [_]           [_]

                                TO VOTE IN ACCORDANCE WITH THE BOARD OF DIREC-TORS RECOMMENDATIONS, MERELY SIGN BELOW, NO BOXES NEED TO BE CHECKED.

                                PLEASE SIGN EXACTLY AS NAME APPEARS TO THE
                                LEFT. WHEN SHARES ARE HELD JOINTLY, EACH
                                SHOULD SIGN. WHEN SIGNING AS ATTORNEY,
                                EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                SIGNATURE(S)___________________________________
                                DATE __________________________________________

                                NOTE: PLEASE SIGN AS NAME APPEARS HEREON.
                                JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.